Exhibit 99.1

STATE OF NEW HAMPSHIRE

BEFORE THE

PUBLIC UTILITIES COMMISSION

DT 07-011

VERIZON NEW ENGLAND INC., ET AL. AND

FAIRPOINT COMMUNICATIONS, INC.

TRANSFER OF ASSETS

SETTLEMENT AGREEMENT AMONG

THE JOINT PETITIONERS AND THE COMMISSION STAFF

This SETTLEMENT AGREEMENT (this “Agreement”) is executed and effective as of the 23rd day of January, 2008, by and among VERIZON NEW ENGLAND INC. (“Verizon NE”), BELL ATLANTIC COMMUNICATIONS, INC., NYNEX LONG DISTANCE COMPANY AND VERIZON SELECT SERVICES INC. (the foregoing parties being hereinafter collectively referred to as “Verizon”); FAIRPOINT COMMUNICATIONS, INC. (“FairPoint,” and together with Verizon, the “Joint Petitioners”); and the Staff of the New Hampshire Public Utilities Commission (the “Staff”).

RECITALS:

Verizon and FairPoint filed a Joint Application dated January 31, 2007, seeking authorization from the New Hampshire Public Utilities Commission (the “Commission”) with regard to the transfer of regulated landline telecommunications assets and franchises of Verizon NE and the relevant assets of other Verizon affiliates to companies to be controlled by FairPoint.

FairPoint has agreed to acquire the incumbent local exchange and related operations of Verizon in the states of Maine, New Hampshire and Vermont (the “Acquired Properties”), which will be accomplished by Verizon’s transfer of such Acquired Properties to affiliates of Verizon (“Telco” and “Newco”) directly or indirectly held by another Verizon affiliate (“Spinco”).  On the Closing Date, Verizon will distribute the stock of Spinco to a distribution agent for the benefit of Verizon’s stockholders, such that Spinco (and therefore Telco and Newco) no longer will be subsidiaries of Verizon.  Immediately following the distribution of the Spinco stock, Spinco will be merged with and into FairPoint, with FairPoint to be the surviving company (the transfer, merger, and all related transactions being collectively referred to herein as the “Merger”).  As a result of the Merger, FairPoint (which will operate under its existing name) will own all of the stock of Telco and Newco.  References herein to “FairPoint” following the Merger are to the surviving corporation that will result from the Merger.  Telco intends to conduct business under the trade name “FairPoint Communications”, and will provide, among other things, regulated telecommunications services in New Hampshire.

Pursuant to a Transition Services Agreement between affiliates of Verizon NE and FairPoint (the “TSA”), FairPoint will use certain services and systems provided by Verizon during a period beginning on or about the effective date of the Merger (the “Closing Date”) and, with the exception of those services that FairPoint may request from

Verizon pursuant to Schedule C of the TSA, ending on the date of cutover from Verizon’s to FairPoint’s systems as contemplated by the TSA (the “Cutover”).

FairPoint and Verizon have sought regulatory approval for the Merger from the Federal Communications Commission (the “FCC”) (WC Docket 07-22 et al.), the Maine Public Utilities Commission (“MPUC”) (Docket 2007-67), the Vermont Public Service Board  (“VT PSB”) (Docket 7270), the New Hampshire Public Utilities Commission (“NHPUC”) (Docket DT 07-011), and such other governmental authorities as may be required by law (collectively, the “Merger Review Proceedings”).  The FCC approved the Merger by order dated January 9, 2008.  Following the filing of a settlement stipulation among the Joint Petitioners, the Maine Office of Public Advocate, the MPUC Advocacy Staff and various intervenors, the MPUC voted to approve the Merger with conditions.  An order to that effect is anticipated to be issued shortly.  The VT PSB has issued an order denying the Merger as proposed.  In its order, however, the VT PSB permitted the Joint Petitioners to submit a revised Merger proposal.  The Joint Petitioners have reached a settlement with the Vermont Department of Public Service (“VT DPS”) on a revised Merger proposal and have filed that revised proposal with the VT PSB.

A prehearing conference was held in Docket DT 07-011 on February 27, 2007.  The Joint Petitioners submitted prefiled testimony on March 23, 2007.  The Office of the Consumer Advocate is participating in this Docket pursuant to RSA 363:28, II, and numerous other parties have intervened.  Extensive discovery has been conducted.  On or about August 1, 2007, Staff and intervenors submitted prefiled testimony.  The Joint Petitioners submitted rebuttal testimony on September 10, 2007.  Also on September 10, 2007, the Staff submitted supplemental testimony stating conditions that would be required to be satisfied in order for Staff to be able to recommend approval of the proposed transactions.  The Commission held nine days of hearings during October 2007, and the parties to this Docket filed briefs in November 2007.  On December 17, 2007, the Commission conducted preliminary deliberations at a public meeting.  The Joint Petitioners and the Staff have conducted settlement discussions during the course of the proceeding to attempt to settle or narrow their differences.

The Joint Petitioners and the Staff have reached a settlement on the terms and conditions under which Staff agrees that it will, subject to the terms and conditions hereof, recommend approval of the Merger and all related transactions.  The Signatories acknowledge that Staff has placed substantial reliance on various representations of the content of FairPoint’s debt agreements in entering into this Agreement.  The Signatories further acknowledge that Staff’s support for this Merger, and all related transactions, depends upon the continuing accuracy of these representations.

AGREED TERMS AND CONDITIONS FOR APPROVAL:

1.             Definitions:  The following terms are used herein with the definitions as follows:

1.1           “Adjusted Consolidated EBITDA” means EBITDA as adjusted by adding thereto: (i) the non-cash portion of any retirement or pension plan expense and (ii) all TSA payments and all other one-time cash operating expenditures authorized to be added back to EBITDA by FairPoint’s credit agreement entered into as of the Closing Date to finance the Merger (the “Credit Agreement”).  In any event, Adjusted Consolidated EBITDA shall be calculated in accordance with the Credit Agreement.

1.2           “Broadband Availability” means the ability to provide within a normal service installation interval: (i) not less than 1.5 megabits per second (Mbps) of bandwidth for distances up to 22,000 feet from a DSL-equipped central office or wire center, and (ii) not less than 764 kilobits per second (kbps) of bandwidth beyond 22,000 feet.  This definition also includes the use of other technology to achieve at least the same bandwidth delivery.

1.3           “Business Acquisition” means the acquisition of any business enterprise, whether through the acquisition of equity interests or assets or by merger or consolidation or otherwise.

1.4           “Consolidated Debt” means all outstanding debt, guarantees and contingent obligations of FairPoint and its subsidiaries, plus overdue accounts payable of FairPoint and its subsidiaries, minus the lesser of: (a) all cash or cash equivalents or (b) $25 million.  In any event, notwithstanding the $25 million cap on cash and cash equivalents, Consolidated Debt shall be calculated in accordance with FairPoint’s Credit Agreement.  Consolidated Debt does not include: (i) preferred stock (or other obligations) issued to Capgemini pursuant to Section 4.3.1 and unpaid dividends (or interest) thereon or (ii) TSA payments deferred pursuant to Section 4.3.2 and unpaid interest thereon.

1.5           “Cumulative Adjusted Free Cash Flow” means, on a cumulative basis and commencing on the Closing Date, $40,000,000 plus the Free Cash Flow of FairPoint calculated and adjusted quarterly by adding: (i) all dividends paid; (ii) all one-time capital expenditures for broadband expansion and for conversion to the new FairPoint systems to replace the Verizon operations support systems; (iii) all TSA payments and all other one-time cash operating expenditures authorized to be added back to EBITDA by FairPoint’s

Credit Agreement, and (iv) cash one-time gains and cash one-time losses from sales of assets not included in operating income.

1.6           “EBITDA” means earnings before interest, taxes, depreciation and amortization.

1.7           “Free Cash Flow” means revenue less all cash operating expenses (including, without limitation, interest payments and tax payments) and cash contributions to retirement or pension benefit plans, capital expenditures, dividends and other routine cash expenditures.

1.8           “Interest Coverage Ratio” means the ratio derived by dividing: (a) Adjusted Consolidated EBITDA by (b) cash interest expense paid pursuant to the Credit Agreement or the Bond Documents (defined in Section 2.8).  In any event, the Interest Coverage Ratio shall be calculated in accordance with FairPoint’s Credit Agreement.

1.9           “Leverage Ratio” means the ratio derived by dividing: (a) Consolidated Debt by (b) Adjusted Consolidated EBITDA.  In any event, the Leverage Ratio shall be calculated in accordance with FairPoint’s Credit Agreement; provided, however, that the amounts contributed by Verizon, plus any interest earned or gains thereon, pursuant to Section 2.5.2 of this Agreement shall be excluded in the calculation of the Leverage Ratio.

1.10         “Merger Agreement” means the Agreement and Plan of Merger dated as of January 15, 2007, by and among Verizon Communications Inc., Spinco and FairPoint, as amended.

1.11         “Tax Sharing Agreement” means the Tax Sharing Agreement executed as of the Closing Date among Verizon, Spinco and FairPoint, and as such agreement may be amended from time to time.

1.12         “Telco” means and refers to the entity known as Northern New England Telephone Operations LLC, which will be a wholly owned subsidiary of FairPoint effective with the Merger closing.

2.             Financial Conditions:

                2.1           Capital Expenditures.  FairPoint agrees as follows with respect to capital expenditures in New Hampshire:

2.1.1.       FairPoint agrees to expend a minimum of $52 million in capital expenditures in New Hampshire during each of the first three years following the Merger.

2.1.2.       To the extent that FairPoint classifies as capital expenditures any amounts that Verizon would have accounted for as operating or maintenance expense under Verizon’s customary northern New England practices existing as of January 2007, such expenditures shall not be treated as capital expenditures for purposes of determining satisfaction of capital expenditure requirements.

2.1.3.       FairPoint shall continue to spend a minimum of $49 million in capital expenditures during each of the fourth and fifth years following the Merger, unless the Commission approves a reduction.

2.1.4.       Any amounts by which FairPoint fails in any applicable year to spend the foregoing minimum required capital expenditures (including any carryovers from prior years) shall be added to the required spending amount for the following year, and any amounts that FairPoint spends in excess of such minimum required capital expenditures (including any carryovers from prior years) shall be subtracted from the required spending amount for the following year.

2.1.5.       To the extent that any annual shortfall in the minimum required capital expenditures specified in Sections 2.1.1 and 2.1.3, including applicable carryovers, exceeds $3 million, FairPoint shall be required to apply a separate adder that is equal to 50% of the total shortfall (i.e., not limited to the portion exceeding $3 million) toward FairPoint capital requirements or any then applicable state program for telecommunications infrastructure support as approved by the Commission.

2.1.6.       Should any shortages carry over past the end of the five-year period during which minimum capital expenditure requirements apply, the shortage amount shall be applied, with a separate, cumulative 50% adder, as approved by the Commission, toward FairPoint capital requirements or any then applicable state program for telecommunications infrastructure support.  (For example, a $1 million deficiency at the end of the minimum spending period shall require FairPoint to apply $1.5 million as directed by the Commission.)

2.1.7.       All calculations under this Section 2.1 shall exclude and shall be made without regard to any expenditures made of the funds contributed by Verizon pursuant to Section 2.5.2.

2.1.8.       FairPoint shall provide quarterly reports detailing capital expenditures in a form and in a manner approved by the Commission.

2.2           Dividend Reductions.

2.2.1.       Beginning with the first full quarterly dividend paid after the Closing Date, FairPoint shall reduce its aggregate annual dividends payable on common stock (currently $1.59 per share) by 35%, which will cause an annual reduction of approximately $49.7 million from current projected levels after the Merger.  FairPoint shall not be allowed to subsequently increase its per share dividend until this limitation is terminated pursuant to Section 2.4.

2.2.2.       FairPoint shall not declare or pay any dividend on the common stock of FairPoint following the end of any fiscal quarter during which the Leverage Ratio exceeds 5.0 or the Interest Coverage Ratio is less than 2.50.  (There will not be any limitation on dividends paid during the first two full fiscal quarters following the Closing Date beyond the reduction agreed to in Section 2.2.1.)

2.2.2.1     FairPoint shall use funds that would otherwise be available to pay dividends but for the restriction set forth in Section 2.2.2 to repay debt related to the Merger (and any refinancing of such debt) until such restriction set forth within Section 2.2.2 is removed.

2.2.3.       FairPoint shall limit the cumulative amount of payments of dividends on its outstanding common stock (excluding the first two full quarterly dividend payments after the Closing Date) to not more than the Cumulative Adjusted Free Cash Flow generated after the Closing Date.

2.2.4.       In addition to the dividend limits described in Sections 2.2.1, 2.2.2, 2.2.3, and 2.4.1, FairPoint shall not pay dividends (after the first two full fiscal quarters following the Closing Date) at any time prohibited by its Credit Agreement.

2.3           Debt Reduction.  Beginning in the first quarter of 2009, FairPoint agrees to pay the higher of $45,000,000 annually, or 90% of annual Free Cash Flow, to be applied equally in each fiscal quarter, towards the repayment of debt related to the Merger (and any refinancing of such debt).

2.4           Termination of Financial Conditions.

2.4.1.       The requirements and conditions in Sections 2.2 and 2.3 shall terminate upon FairPoint’s achieving a Leverage Ratio of 3.5 for any three consecutive fiscal quarters, provided that if within two years of the end of any such three consecutive fiscal quarters during which FairPoint has achieved a Leverage Ratio of 3.5, the Leverage Ratio exceeds 4.0 for any three consecutive quarters, the limitations and conditions in paragraphs 2.2 and 2.3 will become effective and remain effective until the earlier of five years after the end of any such three consecutive fiscal quarters during which FairPoint has achieved a Leverage Ratio of 3.5 or ten years after the Closing Date.  In any event, the limitations and conditions in Sections 2.2 and 2.3 shall terminate no later than ten years after the Closing Date.  (For the purpose of clarity, if over the ten-year period FairPoint does not achieve the Leverage Ratio of 3.5 for three consecutive quarters, the limitations and conditions remain in effect over the entire ten-year period.)

2.5                                 Working Capital Adjustments.

2.5.1.                     Verizon will provide at or before the Closing Date a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as of the date hereof.  FairPoint shall use the $235.5 million to repay permanently (or otherwise not incur), not later than 30 days after the Closing Date, the Term Loan(s) or the Spinco Securities issued or incurred in connection with the Merger.

2.5.2.                     Verizon shall make immediately prior to the Closing Date an additional contribution to the working capital of Spinco of $25 million and a further $25 million contribution to the capital of FairPoint on the second anniversary of the Closing Date.  These contributions and any interest or gains thereon shall be used solely in New Hampshire.  At Verizon’s option, Verizon may pay on the Closing Date the net present value of the second $25 million capital contribution as an additional contribution to the working capital of Spinco.  If Verizon elects this option, the interest rate for the purpose of calculating the net present value shall be the two-year Treasury Bond Rate as of the close of business on the last business day prior to the Closing Date.

2.5.2.1 FairPoint shall segregate and hold the funds contributed by Verizon pursuant to Section 2.5.2 (until expended as provided for in this Agreement) in a separate bank account.  FairPoint shall invest such funds, where practicable, in short term securities issued by institutions with a credit rating equal to or better than AA (or its equivalent).

2.5.3.                     FairPoint shall use the amounts contributed pursuant to Section 2.5.2 to make capital and operating expenditures in excess of the minimum expenditures necessary to meet the requirements described in Sections 2.1 and 3.  Within one year following the Closing Date, FairPoint shall develop and present for such review and approval as the Commission determines appropriate, a plan detailing how FairPoint proposes to spend such funds.  Such funds shall not be spent to reduce the debt incurred on the Closing Date, to repay debt or to fund the payment of dividends.  FairPoint shall, from time to time, develop and present for such review and approval as the Commission determines appropriate, additions or amendments as may prove necessary to assure the use in New Hampshire of all the amounts contributed under Section 2.5.2, including interest earned or gains thereon.  FairPoint shall spend the funds contributed by Verizon, including any interest earned or gains thereon, pursuant to the plans referenced in this Section 2.5.3 following any required Commission approvals.

2.6                                 Debt Agreement Review.  FairPoint represents that its Credit Agreement will provide that: (a) Telco shall not guarantee or otherwise be liable for, nor shall any of its assets be mortgaged or pledged to secure, the obligations of FairPoint thereunder and (b) there are no restrictions on FairPoint’s ability to manage Telco’s business or restrictions on Telco’s operating expenses except a general requirement to maintain the business and assets in good order.  Further, FairPoint represents that the Credit Agreement shall not include any limitations on capital expenditures beyond the budget allocation which is: (a) incorporated into the Credit Agreement, (b) consistent with good utility practice, and (c) consistent with the commitments made in the New Hampshire, Maine and Vermont settlement stipulations as finally approved.

2.7                                 FairPoint has provided Staff a copy of the near-final version of the Credit Agreement.  FairPoint shall also file the final copy of such agreement (showing by redline any changes from the near-final agreement) not later than ten calendar days before the Closing Date.  The Signatories request that the Commission determine whether a hearing is warranted and act to schedule such hearing within five calendar days after the filing of the final Credit Agreement.  If the Commission does not so determine within five calendar days, there shall be no further process with respect to said document.  In the event the Commission decides that a hearing is warranted, the Signatories urge the Commission to hold the hearing within seven calendar days after the filing of the final Credit Agreement.

If the Commission schedules a hearing on the Credit Agreement, the Signatories request that the Commission determine at the conclusion thereof: (1) whether any new or amended provisions of the Credit Agreement may materially and adversely affect the financial condition of FairPoint, and (2) whether further process is necessary, including (but not limited to) the possibility of reconsideration of its order approving the Merger solely for the purpose of addressing the potential impact of said new or amended provisions.  The Signatories further request that the Commission agree to complete any such additional process within five calendar days of the hearing on the Credit Agreement.

2.8                                 FairPoint will provide Staff, not later than two business days after the issuance of any order of the Commission approving the Merger, a copy of the near-final Description of Notes (with all terms but interest rate final) to be included in the bond offering documents (the “Bond Documents”).  The Description of Notes will contain all of the financial terms of the bonds, including covenants, events of default and redemption mechanics.  The Description of Notes will be incorporated into a standard form indenture which complies with the Trust Indenture Act of 1939.  There will be no financial maintenance covenants or limitations on capital expenditures in the bonds or in the indenture.

The Signatories request that the Commission determine not later than five business days after the issuance of an order approving the Merger whether a hearing is warranted with regard to the terms of the bonds.  If the Commission does not determine that a hearing is warranted within such five business day period, then there shall be no further process with respect to the Bond Documents.

If the Commission determines that such a hearing is warranted, the Signatories urge the Commission to hold the hearing within seven business days after the issuance of an order approving the Merger and determine at the conclusion thereof: (1) whether any provision in the Description of Notes may materially and adversely affect the financial condition of FairPoint, and (2) whether further process is necessary, including (but not limited to) the possibility of reconsideration of its order approving the Merger solely for the purpose of addressing the potential impact of the Bond Documents.  The Signatories further request that the Commission agree to complete any such additional process within five calendar days of the hearing on the Description of Notes.

The foregoing requested schedule assumes the timely submission of the Description of Notes by FairPoint; otherwise, each requested date shall be extended by the number of days corresponding to the delay in the submission of the Description of Notes.

3.                                       Broadband Commitment.

3.1                                 FairPoint shall provide Broadband Availability to 75% of its access lines within New Hampshire within 18 months following the Closing Date.

3.2                                 FairPoint shall provide Broadband Availability to 85% of its access lines within New Hampshire within 24 months following the Closing Date.

3.3                                 FairPoint shall provide Broadband Availability to 95% of its access lines   within New Hampshire within 60 months following the Closing Date, which access shall include at a minimum 75% Broadband Availability to access lines in UNE Zone 3 exchanges.

3.4                                 FairPoint shall expend at least $56,400,000 within 60 months of the Closing Date on broadband infrastructure in New Hampshire, and shall be required to spend such amounts as may prove necessary beyond this amount to achieve the minimum requirements of Broadband Availability as set forth within Sections 3.1 through 3.3.

3.5                                 None of the funds contributed by Verizon pursuant to Section 2.5.2, and none of the interest or gains earned thereon, shall be counted against the expenditures required to meet the Broadband Availability requirements set forth in Sections 3.1 through 3.3.

3.6                                 To the extent that any portion of the funds described in Section 3.4 are not required to meet the minimum Broadband Availability levels, FairPoint shall remain obliged to spend the remainder.  Not later than 60 days from the end of the period specified in Section 3.4, FairPoint shall submit for Commission approval a plan for spending all of the remainder on New Hampshire infrastructure improvement and broadband expansion within a period not to exceed eighty-four (84) months from the Closing Date.

3.7                                 FairPoint agrees that as of the Closing Date, FairPoint will maintain all prices and speeds offered by Verizon for broadband Internet access service, including the provision of stand-alone DSL service, and that stand-alone DSL service shall continue to be available for a period of two years following the Closing Date and at a month-to-month price not to exceed $37 per month.  Unless otherwise approved by the Commission, FairPoint shall continue to offer stand-alone DSL thereafter subject to annual price increases of not more than 15%.  Except with respect to stand-alone DSL service, FairPoint will not increase the prices for broadband services for two years following the Closing Date provided that the Commission does not seek to alter, amend or reduce any of FairPoint’s prices for services that are subject to the Commission’s regulation.  All promotional rates offered by Verizon will be evaluated by FairPoint on a regular basis and are subject to modification, provided that FairPoint will adhere to all rates, terms and conditions of Verizon’s “for life” service offerings at the specified access speeds for existing subscribers to those offerings as of the Closing Date.  In addition, FairPoint shall not increase: (i) its monthly rates for 768 kbps DSL service beyond the monthly rates currently offered by Verizon ($15 for a two-year contract, $18 for a one-year contract) for a period of two years following the Closing Date or (ii) its monthly rate for “Power Plan” (3.0 Mbps) DSL service beyond the current rate of $29.99 per month for a one-year contract for a period of two years following the Closing Date.

3.8                                 FairPoint will provide reports on broadband expansion, in a manner approved by the Commission, every six months beginning six months following the Closing Date.

3.9                                 To the extent FairPoint does not achieve the minimum Broadband Availability requirements set forth within Sections 3.1 through 3.3, it shall pay the New Hampshire Telecommunications Planning and Development Fund (established by RSA 12-A:45-a) (the “TPDF”), on an annual basis, $500,000 for each percent by which it has not achieved the Broadband Availability requirements set forth in Sections 3.1, 3.2 and 3.3.  To the extent that FairPoint has failed to meet the requirements of Section 3.3 within 60 months following the Closing Date, then the penalty shall continue to apply, calculated and payable at 6-month intervals (in the amount of $500,000 per percentage point for each such interval).

4.                                       Transition Services and Cutover.

4.1                                 FairPoint agrees to the appointment of a third party monitor selected by agreement of the Staff, the MPUC’s Advisory Staff and the VT DPS to perform the services relating to the transition and cutover process specified in the scope of work attached hereto as Exhibit 1.

4.2                                 FairPoint agrees to fund the costs of such services, as approved and administered by the Commission.

4.3                                 In order to address the financial impact on FairPoint of a possible extended period of time of operations under the TSA:

4.3.1.                     In the event that the Cutover does not occur within nine months following the Closing Date, Capgemini shall pay, consistent with its separate agreement with FairPoint, the TSA fees for Schedule A and D services for the tenth, fourteenth and fifteenth months following the Closing Date.  In return, subject to compliance with the Tax Sharing Agreement, following each of the applicable months FairPoint will issue preferred stock to Capgemini, with dividends payable in kind at the rate of 6.75% per annum, in an amount equal to the TSA payments made by Capgemini to Verizon.  The rate per annum payable in kind on said dividends shall increase to 8.75% per annum one year after the issuance of such preferred stock to Capgemini.  The preferred stock will be non-voting, will not be convertible to common stock and will have no other rights or preferences.  The preferred stock will be redeemable only to the extent that both before and following such redemption (taking into account the incurrence of any indebtedness required to finance such redemption) FairPoint’s Leverage Ratio is less than 4.5 times.  In the event that the issuance of preferred stock would violate the Tax Sharing Agreement, FairPoint shall issue another form of deferred payment obligation to Capgemini on terms as near to the foregoing as will be in compliance with the Tax Sharing Agreement, and as shall be agreeable to Staff.

4.3.2.                     If the Cutover has not occurred prior to the end of the tenth month after the Closing Date, and Verizon has been paid all monthly fees for such prior ten months, and if at the end of the prior quarter immediately preceding the date when each monthly fee is due FairPoint’s Leverage Ratio exceeded 4.75 times, then the TSA monthly fees payable by FairPoint to Verizon under Schedules A, C and D of the TSA shall be deferred for months eleven, twelve and thirteen.  Such deferred amounts shall bear interest at the term loan rate on the Closing Date plus twenty-five basis points.  Whenever the Leverage Ratio is at or below 4.75 times at the end of any quarter, FairPoint shall repay any deferred fees first by paying interest and then by paying deferred fees but only to the fullest extent that after payment, the Leverage Ratio would not exceed 4.75 times.  FairPoint shall pay all unpaid deferred fees and all accrued but unpaid interest not later than December 31, 2013.

4.3.3.                     So long as any deferred TSA payments are due to Verizon pursuant to Section 4.3.2, FairPoint shall not redeem the preferred stock issued to Capgemini (or repay deferral obligations issued in lieu thereof) until Verizon has been paid in full, and FairPoint shall not incur any debt (other than immaterial debt) without Verizon’s prior consent, which may be withheld in its sole discretion, except pursuant to credit facilities existing on the Closing Date and any credit facilities secured by FairPoint after the Closing Date utilized, in whole or in part, to pay Verizon in full for all sums due under this Section 4 if, after such borrowing, Verizon would be paid in full.

5.                                       Staffing Reports.

5.1                                 FairPoint agrees to provide monthly reports to the Commission beginning thirty days following the Closing Date to provide the staffing status for FairPoint’s northern New England service area, with particular emphasis on adequacy of technical skills for workers being placed in new positions due to any significant departure of experienced staff in the period six months before, to one year following, the Closing Date.  The report shall include training plans and progress associated with bringing workers in new technical positions up to adequate skill levels.

5.2                                 After the first year following the Closing Date, FairPoint shall provide the Commission semi-annual staffing reports by function.  In addition, monthly reporting obligations will resume and continue for so long as at least two service quality measures are at less than 95% of the applicable standard for three consecutive months or at less than 90% of the applicable standard for one month.  FairPoint also will provide a remediation plan for review to address any continuing service quality problems.

6.                                       Financial Reports.  FairPoint shall provide detailed quarterly and annual financial results in a manner to be approved by the Commission.  FairPoint shall also provide copies of or links to all financial filings made with the FCC and SEC.  FairPoint shall report annually in a form to be approved by the Commission all revenues and charges to or from its regulated ILEC operations in New Hampshire, from or to any affiliated interest.  Such reports will include the data included in the ARMIS reports (so called) provided by Verizon prior to the Merger.  FairPoint shall also report annually, in a form to be approved by the Commission, its allocations of revenues and costs among the three northern New England states.

7.                                       Cost Allocation Manual and Service Agreements.  FairPoint agrees that, effective as of the Closing Date, Telco will adopt the Cost Allocation Manual of Verizon NE (Verizon CAM) and shall comply with said Verizon CAM with respect to the allocation and assignment of costs between Telco and its affiliates.  Telco shall submit affiliate agreements and arrangements to the Commission in accordance with RSA 366.  Within six months after the Closing Date, Telco will submit for the Commission’s review its proposed, amended CAM for use in the future.  The proposed CAM shall include all policies, procedures, and agreements governing services provided between and among

FairPoint affiliates and the assignment and allocation of all costs thereof, in a manner consistent with RSA 366 and the Uniform System of Accounts and in a manner that reasonably assures that no improper cross subsidization among FairPoint entities occurs.  Such CAM shall assure that the cost of developing the FairPoint systems used to replace the Verizon systems by Cutover are appropriately allocated to Telco and that adequate compensation is provided to Telco by any other FairPoint affiliates that might use these systems or any of Telco’s facilities.  FairPoint reserves the right to take the position upon submission of the CAM that there should be a single CAM effective for all three states.  FairPoint’s submission shall also include a detailed budget pro forma of charges to and from affiliates for the three-state operation (and the individual states), for 2008, including the actual cost basis for the charge at its originating location.  To the extent deemed necessary by the Commission to determine that there is no improper subsidization among FairPoint’s affiliates, the Commission shall have access to any information regarding:   (a) costs directly or indirectly charged, assigned, or allocated to Telco and other FairPoint companies, (b) the methods used to charge, assign, or allocate such costs, and (c) costs paid by or charged, assigned, or allocated to affiliates to the extent the Commission deems relevant in verifying the proper application  of such methods.

8.                                       Retail Service and Rates.

8.1                                 FairPoint will cause Telco to continue to offer to residential retail customers a local exchange, stand-alone basic service product that includes the services listed in Puc 412.01.  Telco will not seek Commission approval for an increase in New Hampshire basic exchange retail rates (above those in effect for Verizon in New Hampshire as of the Closing Date) to take effect during the five-year period following the

Closing Date. The Commission will not require a decrease of any basic exchange retail rates of Telco to be effective within the five-year period following the Closing Date.  These restrictions shall not prevent a revenue neutral rebalancing of access and retail basic exchange rates if otherwise approved by the Commission.  Notwithstanding the foregoing, FairPoint shall have the right to petition the Commission to allow a retail rate case filing, and the Commission shall have the right to initiate a retail rate investigation, in the event of exigent circumstances (excessively low earnings claimed by FairPoint or a Commission concern of excessively high earnings) as long as the change in rates resulting from such rate proceeding does not take effect before the fourth anniversary of the Closing Date.

8.2                                 FairPoint agrees to provide the same or comparable sales and service options that Verizon makes available in New Hampshire as of the Closing Date with the exception of: (i) products and services not contributed or assigned pursuant to the Distribution Agreement or the Merger Agreement, and (ii) electronic billing during the TSA period.

8.3                                 FairPoint agrees to provide for review by Staff a copy of its proposed retail billing format by three months prior to Cutover or May 1, 2008, whichever is earlier.

8.4                                 FairPoint agrees to negotiate in good faith contracts with the same payment agencies that Verizon uses to ensure that customers can continue paying in person at qualified third-party locations.  In the event that FairPoint is not able to secure contracts with the same payment agencies, it shall be obligated to provide alternate arrangements determined by the Commission to be sufficient.  If FairPoint fails to secure contracts with these agencies, it will inform Staff of alternative arrangements at least three months prior to Cutover or May 1, 2008, whichever is earlier.

8.5                                 FairPoint agrees to redirect all calls from New Hampshire customers placed to Verizon customer-service numbers to one or more new FairPoint 800 numbers.

8.6                                 The Signatories acknowledge that for the period within which rates may not be increased as provided for in this Agreement, FairPoint’s rates adequately reflect the value of above-the-line margins provided by directory print and other advertising.  The Signatories also acknowledge that this reflection renders unnecessary any treatment at this time of the consequences of the spin-off by Verizon of the directory publishing business to Idearc.

8.7                                 Neither the existence of this Agreement, nor any of its terms, nor any Commission approval of the acquisition by FairPoint of the New Hampshire business shall be deemed as precedent in any proceeding addressing the propriety of an imputation reflecting the value of the margins following the period within which rates may not be increased as provided for in this Agreement.  Moreover, neither this Agreement nor any Commission order approving the transfer from Verizon to FairPoint shall be deemed as: (a) consenting to or approving the elimination of directory advertising margins as an offset to revenue requirements in future rate proceedings, or (b) precluding a determination that FairPoint’s agreement to continue the previously-existing directory relationship between Verizon and Idearc places FairPoint in the shoes of Verizon with respect to the imputation of directory advertising margins.  FairPoint, however, reserves its right to argue in any future rate case that directory revenues should not be imputed.

8.8                                 During the period within which rates may not be increased as provided for in this agreement, FairPoint agrees to impute directory revenues for purposes of the calculation of the New Hampshire utility assessment pursuant to RSA 363-A.

8.9                                 In the first general rate case for rates to become effective after the period referenced in Section 8.1, the cost of capital shall be no greater than would result from a hypothetical capital structure supporting an investment grade rating for the debt component of the capital structure.  Nothing in this Agreement shall be cited in support of any argument that the use of such a structure is appropriate for ratemaking purposes.

8.10                           Unless and until the FCC or a court of competent jurisdiction rules otherwise, the regulatory status and treatment of any basic telecommunications service offered by FairPoint shall not change due to any network upgrades or other changes in network architecture involving the use of IP-based technologies.

9.                                       Wholesale Services.

9.1                                 For a period of three years following the Closing Date, FairPoint shall continue providing the wholesale services offered by Verizon as of the Closing Date.  FairPoint will not seek to increase wholesale rates to take effect during the three years following the Closing Date.  The Commission shall not seek to decrease such rates for effect during the three-year period following the Closing Date.

9.2                                 FairPoint shall file with the Commission, on a confidential basis, all commercial agreements for services related to the provisioning of unbundled network elements in accordance with Section 271 of the Communications Act of 1934, as amended.  At any time after three years from the Closing Date, FairPoint may petition the Commission for a waiver of this requirement.

9.3                                 The Signatories to this Agreement agree to the adoption herein of the Stipulated Settlement Terms agreed to by and among FairPoint and certain CLECs, attached hereto as Exhibit 2.  FairPoint agrees to adopt Verizon’s wholesale and access tariffs in effect as of the Closing Date and will continue to file such tariffs with the Commission pursuant to RSA 378:1 and Puc 411.01, as applicable.

9.4                                 FairPoint agrees to pay for the conduct of an independent audit of its wholesale performance assurance plan.  If a simplified wholesale performance assurance plan is adopted prior to June 1, 2010, the audit shall take place following the first six months during which that plan is in effect.  If no simplified plan is in effect by June 1, 2010, or if efforts to develop such a plan have terminated before that date, then FairPoint agrees to such an independent audit of the existing wholesale performance assurance plan.  The Commission will be solely responsible for the choice of the independent auditor, but will afford FairPoint the opportunity to submit the names of firms to be included within the list of firms to receive requests for proposals for the provision of such services.

9.5                                 Beginning one month after the Closing Date, FairPoint will file a monthly status report regarding progress in putting together its Pole Licensing and Administration Group.

10.                                 Network Quality.

10.1                           Beginning one month after the Closing Date, FairPoint shall provide Staff monthly progress reports on its network improvement until a full plan is filed as specified in Section 10.2.

10.2                           Not later than three months following Cutover or August 1, 2008, whichever is earlier, FairPoint shall present to the Commission a full network improvement plan based on root cause analysis.

10.3                           FairPoint will be subject to the Quality of Service Requirements as set forth in Exhibit 3, attached hereto and made a part hereof.  FairPoint will be subject to the penalties specified in Exhibit 3 in accordance with the required Transition Increments set forth therein.

10.4                           FairPoint’s service quality performance shall be measured and reported monthly by the 20th day of the following month (i.e., January performance results will be due to the Commission on February 20).  FairPoint will file reports on a non-confidential basis as is the case for ILECs in Vermont and Maine.

10.5                           FairPoint agrees to pay for the conduct of an independent audit of the quality of service reporting metrics no earlier than one year following Cutover.  The Commission will be solely responsible for the choice of the independent auditor, but will afford FairPoint the opportunity to submit the names of firms to be included within the list of firms to receive requests for proposals for the provision of such services.

10.6                           FairPoint agrees to pay for the conduct of an independent management and operations audit if averaging the results of all Service Quality measures over any 12 month period commencing on or after January 1, 2009 (i.e., excluding months in calendar year 2008), produces lower than 90% compliance with standards after reflecting Transition Increments.

10.7                           Double Poles.

10.7.1.               FairPoint will inventory outstanding double poles located in New Hampshire and establish a detailed work plan with respect thereto within six months following the Closing Date.  FairPoint agrees to reduce the number of double poles to less than 500 within 24 months following the completion of the detailed work plan but not later than July 31, 2010.  FairPoint shall file with the Commission quarterly reports on the inventory and removal of double poles until FairPoint achieves a double pole inventory of 500 or less and shall file such reports thereafter on an annual basis.

10.7.2.               In the event that FairPoint fails to meet the requirement in Section 10.7.1 and the shortfall is 100 or more poles up to 1,000 poles, FairPoint shall set aside $1,000 per pole of the shortfall in a fund to be used by FairPoint to complete the satisfaction of the requirement in Section 10.7.1.

10.7.3.               In the event that FairPoint fails to meet the requirement in Section 10.7.1 and the shortfall is 1,001 or more poles up to 2,000 poles, FairPoint shall set aside $1,000 per pole of the shortfall in a separate interest bearing account of which 90% of the amount by which the entire shortfall exceeds the shortfall specified within Section 10.7.2 will be used by FairPoint to complete the satisfaction of the requirement in Section 10.7.1 and 10% will be paid over to the PDF.  For purposes of clarity, the maximum payment to the TPDF shall not exceed $100,000 under this provision.

10.7.4.               In the event that FairPoint fails to meet the requirement in Section 10.7.1 and the shortfall is 2,001 or more poles up to 4,000 poles, FairPoint shall set aside $1,000 per pole of the entire shortfall in a separate interest bearing account of which 80% of the amount by which the entire shortfall exceeds the shortfall specified within Section 10.7.2 will be used by FairPoint to complete the satisfaction of the requirement in Section 10.7.1 and 20% will be paid over to the TPDF.  For purposes of clarity, the maximum payment to the TPDF shall not exceed $600,000 under this provision.

10.7.5.               In the event that FairPoint fails to meet the requirement in Section 10.7.1 and the shortfall is greater than 4,000 poles, FairPoint shall set aside $1,000 per pole of the entire shortfall in a separate interest bearing account of which 75% of the amount by which the entire shortfall exceeds the shortfall specified within Section 10.7.2 will be used by FairPoint to complete the satisfaction of the requirement in Section 10.7.1 and 25% will be paid over to the TPDF.  For purposes of clarity and as an example only, a 5,000 pole shortfall equates to a payment of $1,000,000 to the TPDF under this provision.

10.7.6.               Any money set aside pursuant to Sections 10.7.2 through 10.7.5 shall be expended (in capital expenditures or operating expenditures) by July 31, 2011.  In the event the double pole removal work has not been completed by July 31, 2011, then: (i) the remaining set aside money will be paid over to the TPDF; (ii) FairPoint will provide a monthly report of pole removals until the requirement in 10.7.1 is satisfied; and (iii) FairPoint may be subject to the provisions of RSA 365:41 and 365:42 for failure to comply with a Commission order.

                10.8                           Limits on Business Acquisitions.

FairPoint shall make no Business Acquisitions except in compliance with both the following financial and service quality limits:

10.8.1.    Financial Limits on Business Acquisitions.  Absent prior Commission approval, FairPoint may not close on Business Acquisitions except as follows:

10.8.1.1.                              From Closing Date through the ensuing 12 months, FairPoint shall not close on Business Acquisitions exceeding $100 million in aggregate.

10.8.1.2.                              For the period between one and three years following the Closing Date, FairPoint may close on Business Acquisitions not exceeding an aggregate amount of $250 million, provided that, at the time of such closing, FairPoint’s average Leverage Ratio for the trailing three fiscal quarters has not exceeded 4.5 times.

10.8.1.3.                              For the period between three and five years following the Closing Date, FairPoint may close on  Business Acquisitions not exceeding an aggregate amount of $500 million, provided that, at the time of such closing, FairPoint’s average Leverage Ratio for the trailing three fiscal quarters has not exceeded 4.75 times.

10.8.1.4.                              For the period beyond five years following the Closing Date through termination of this limitation as provided in Section 10.8.1.6, FairPoint may close on Business Acquisitions not exceeding an  aggregate amount of $750 million, provided that, at the time of such closing, FairPoint’s average Leverage Ratio for the trailing three fiscal quarters has not exceeded 4.75 times.

10.8.1.5.                              The value of any Business Acquisitions made shall be counted against the aggregate limits for the period in which they are consummated and in all following periods as well.  (For example, if a $50 million Business Acquisition is made in the first year following the Closing Date and a $220 million Business Acquisition is made in the period between one and three years following the Closing Date, the aggregate Business Acquisitions that count against the limit for the period between one and three years following Closing Date shall be calculated as $270 million, which would exceed the applicable limit.)

10.8.1.6.                              The limits set forth in Sections 10.8.1.2 through 10.8.1.5 shall cease to be effective on the earliest of the following dates:

                                                i.                  After FairPoint has achieved an average Leverage Ratio for the trailing three fiscal quarters that has not exceeded 4.0; provided that the earliest date that cessation under this provision shall be effective is as of the end of the first quarter following the second anniversary of the Closing Date; or

                                                ii.               At such time as all dividend-affecting provisions of this Agreement end.

10.8.2.    Service Quality Limits on Business Acquisitions.  FairPoint may not, without prior Commission approval, close on any Business Acquisitions exceeding $100 million in aggregate until FairPoint has achieved for four consecutive quarters, at least 95% of the standards for each of the measures set forth in Exhibit 3 that are known as of the date of this Agreement and at least 90% of the standards for each of the measures set forth in Exhibit 3 that are determined after the date hereof.  Any service quality standards to be determined after the date hereof, not mutually agreed upon in good faith by FairPoint and Staff, shall be determined by action of the Commission.

10.8.2.1.                              If at any time after the second anniversary of the Closing Date, FairPoint fails to meet these service quality limits on Business Acquisitions, FairPoint may file a remediation plan for Commission approval and set aside money necessary to complete the plan within 12 months.  Before filing with the Commission, the remediation plan shall have been reviewed by Staff and Staff shall have agreed that the plan and money set aside are sufficient to remediate the service quality issue(s) within 12 months.  If the Commission takes no action within 60 days of filing, the remediation plan will be deemed satisfactory and FairPoint shall be deemed, for purposes of Business Acquisitions, to be in compliance with the service quality limits on such acquisitions.

10.8.2.2.                              Despite non-compliance with Section 10.8.2, FairPoint shall be permitted to close on one Business Acquisition in the amount of not more than $500 million, provided that: (i) FairPoint meets the financial conditions on Business Acquisitions under Section 10.8.1, (ii) such proposed Business Acquisition is not publicly announced prior to the second anniversary of the Closing Date, and (iii) FairPoint has achieved the standards indicated by the Transition Increments, which for this purpose shall be prorated (on a monthly basis) for partial years (for example, for a Business Acquisition closing on July 1, 2010, the applicable Transition Increment would be 2/3rds).  If FairPoint elects to close on a Business Acquisition under this Section 10.8.2.2, its service quality penalties shall be doubled for each sub-standard metric, until all service quality metric(s) are at or above the relevant standard.

10.8.2.3.                              These service quality limitations on Business Acquisitions shall end when FairPoint has achieved for a period of four consecutive quarters 100% of the applicable standard on all service quality measures except for one and at least 80% of the applicable standard for the one measure under standard.

11.                                 Board of Directors.

11.1                           In addition to the four directors residing in New England who will be serving on FairPoint’s Board of Directors on the Closing Date, FairPoint will make a good faith effort to attract from the northern New England region one more nominee, who meets FairPoint’s Corporate Governance Guidelines, for the Board of Directors within four years following the Closing Date and, over time, will make a good faith effort to maintain the same aggregate representation from the northern New England region on the Board of Directors.

                11.2         In all cases where actions of FairPoint involve any obligation under this Agreement, any action by the board of directors shall be taken by the board as a whole and not by any committee or other sub-group of the board.

12.           Subsidiary and Transfer Obligations:

                12.1         If FairPoint establishes a separate subsidiary for its ILEC operations in either Maine or Vermont, through the formation of a Telco subsidiary or otherwise, FairPoint agrees to establish thereafter a separate subsidiary for its ILEC operations in the remaining northern New England states at the request of the Commission, the MPUC or the VT PSB, as applicable.

                12.2         No sale, lease, assignment, or other transfer (collectively referred to as “Transfers” for purposes of this Section 12) of Telco assets (whether or not located in New Hampshire) used to provide telecommunications service in New Hampshire shall be made by or among any of FairPoint’s parent and subsidiaries or otherwise except upon prior approval of the Commission.

12.2.1. Notwithstanding this limitation, FairPoint may make Transfers of such assets in the ordinary course of business up to a maximum annual aggregate value by asset type of $10 million and $20 million annually in total.  FairPoint shall file a notice informing the Commission when the annual amount of

Transfers in any class exceeds $5 million.  FairPoint will advise the Commission of such sales on a quarterly basis by filing an asset-type schedule, the form of which will be agreed upon in good faith between FairPoint and Staff after the Closing Date.  In the event FairPoint and Staff are unable to agree on the form of the asset-type schedule, the form of the schedule shall be determined by action of the Commission.

12.3         Absent prior Commission approval, no FairPoint entity shall cause Telco to: (a) guarantee or otherwise be liable for any financing obligation of any other entity, (b) provide any mortgage, pledge, or other encumbrance of Telco assets, or (c) provide credit support for the benefit of any non-Telco entity obligations (other than agreements subordinating intercompany obligations to bank credit agreements).

12.4         No FairPoint entity shall, without prior Commission approval, enter into any credit or other financial agreement that: (a) conflicts with or overrides the provisions of this Agreement, or (b) can reasonably be read to induce an expectation that any FairPoint entity will or may cause this Agreement or any Telco credit or finance agreement (if any) not to be enforced or applied in full compliance with its terms and conditions.

12.5         No FairPoint entity shall make any agreement or provide any representations or assurances that: (a) any dividends or any other equity capital or cash distributions provided by Telco shall or may be made available to or pledged as a security interest for the benefit of any entity other than FairPoint, or (b) that such dividends, equity capital or cash distributions shall or may be used in any way inconsistent with the obligations of FairPoint under this Agreement.  For so long as the dividend-affecting provisions of this agreement apply, each future credit or financing agreement, other than the Credit Agreement or the Bond Documents, entered into by any FairPoint entity, to the extent that such agreement imposes an obligation in excess of $100 million, shall include a provision providing for the limitations of this Section 12.5, or be accompanied by a written acknowledgement of such limitations by all parties to such an agreement.

13.           Procedural Matters:

                13.1         Staff agrees that with the incorporation of all of the terms and conditions set forth herein, Staff has determined that the Merger is in the public interest and recommends its approval.  Staff agrees that, for so long as this Agreement is in force, it will not propose that the Commission require any condition beyond those expressly provided for or allowed by this Agreement in connection with the approval of the Merger or the modification of any conditions contained therein.

                13.2         Nothing herein constitutes an admission by any Signatory of any factual or legal issue or matter, and neither this document nor the settlement discussions that led to it shall be used as evidence in any proceeding unrelated to the enforcement of this Agreement.  The Signatories’ willingness to resolve this matter by way of the Agreement is without waiver of rights with respect to this matter or the related transactions in other states.

                13.3         The Signatories agree not to take any action in any forum that would reasonably appear to contradict or diverge from the terms set forth in this Agreement for so long as this Agreement is in force.

                13.4         Capitalized terms used herein shall have the meaning ascribed to them in this Agreement.   Section headings used herein are for convenience only and shall have no legal effect.

                13.5         In the event that the Merger does not close, this Agreement and all of the terms and conditions contained herein shall be null and void.  In the event that the terms of this Agreement are not adopted by the Commission in their entirety and without modification, any Signatory shall have the right to terminate this Agreement and in such event the terms and conditions contained herein shall be null and void; provided however, that prior to such termination, the Signatories agree to meet and discuss in good faith, as time permits, the impact of any modification or condition the Commission may impose.  If any of the Signatories terminate this Agreement, then each Signatory will be placed in the position it held prior to entering into this Agreement.

                13.6         If regulatory approvals from the FCC, the MPUC or VT PSB are subject to conditions imposed after the date of this Agreement, then any approval by the Commission is conditioned upon its subsequent review of the conditions imposed by those other regulatory bodies.  In the event the Commission determines further review is necessary as a result of other regulatory conditions, the Signatories request that the Commission notify the parties to this Docket within three days of such regulatory decision that further consideration is appropriate.  In the event of such notice, the Joint Petitioners may not close the transaction until that subsequent Commission review has been completed and a subsequent, revised order (if necessary) issued.

                13.7         In the event that the Commission undertakes such a subsequent review, any Signatory may, upon making a good faith determination that the conditions imposed by those other regulatory bodies would cause a material and adverse change to the transfer from Verizon to FairPoint as contemplated by this Agreement, take whatever position during that review as it deems appropriate, notwithstanding any provision of this Agreement.  To the extent feasible in light of the schedule established for any such review, the Signatories agree to meet and discuss in good faith potential alternatives to mitigate the impacts of any such conditions.

[Signature pages follow.]

Duly executed as of the day and year first above written.

VERIZON NEW ENGLAND INC.
BELL ATLANTIC COMMUNICATIONS, INC
NYNEX LONG DISTANCE COMPANY
VERIZON SELECT SERVICES INC.

By:	/s/ Victor D. Del Vecchio
Name: Victor D. Del Vecchio
Title: Assistant General Counsel

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach
Name: Walter E. Leach
Title: Executive Vice President

NEW HAMPSHIRE PUBLIC UTILITIES COMMISSION STAFF

By:	/s/ Lynn Fabrizio
Name: Lynn Fabrizio
Title: Staff Attorney

Exhibit 1

Intentionally Omitted

Exhibit 2

Intentionally Omitted

Exhibit 3

Intentionally Omitted